CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due August 13, 2021	$1,100,000,000	$142,780.00
1.800% Medium-Term Notes, Series B due February 13, 2025	$649,564,500	$84,313.47
2.150% Medium-Term Notes, Series B due February 13, 2030	$746,917,500	$96,949.89

This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-222676.

PRICING SUPPLEMENT

(To Prospectus dated January 24, 2018 and

Prospectus Supplement dated January 25, 2018)

$2,500,000,000

$1,100,000,000 Floating Rate Medium-Term Notes, Series B due August 13, 2021

$650,000,000 1.800% Medium-Term Notes, Series B due February 13, 2025

$750,000,000 2.150% Medium-Term Notes, Series B due February 13, 2030

We are offering (i) $1,100,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series B due August 13, 2021 (the “2021 Floating Rate Notes”), (ii) $650,000,000 aggregate principal amount of 1.800% Medium-Term Notes, Series B due February 13, 2025 (the “2025 Fixed Rate Notes”) and (iii) $750,000,000 aggregate principal amount of 2.150% Medium-Term Notes, Series B due February 13, 2030 (the “2030 Fixed Rate Notes” and, together with the 2025 Fixed Rate Notes and the 2021 Floating Rate Notes, the “Notes”). The Notes will be our general unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the 2021 Floating Rate Notes on February 13, May 13, August 13 and November 13 of each year and on the maturity date. We will pay interest on the 2025 Fixed Rate Notes on February 13 and August 13 of each year and on the maturity date. We will pay interest on the 2030 Fixed Rate Notes on February 13 and August 13 of each year and on the maturity date. The first such payment on the 2021 Floating Rate Notes will be on May 13, 2020, the first such payment on the 2025 Fixed Rate Notes will be on August 13, 2020 and the first such payment on the 2030 Fixed Rate Notes will be on August 13, 2020. We may redeem some or all of the 2025 Fixed Rate Notes and the 2030 Fixed Rate Notes at any time at our option at the applicable redemption prices set forth in this pricing supplement under “Description of the Notes—Optional Redemption.” The 2021 Floating Rate Notes will not be redeemable before their maturity.

Investing in the Notes involves a number of risks.  See the risks described in “Risk Factors” on page PS-1 of this pricing supplement and S-3 of the accompanying prospectus supplement.

	2021 Floating Rate Notes		2025 Fixed Rate Notes		2030 Fixed Rate Notes
	Per Note	Total	Per Note	Total	Per Note	Total
Public offering price(1)	100.000%	$1,100,000,000	99.933%	$649,564,500	99.589%	$746,917,500
Underwriting discount	0.125%	$1,375,000	0.350%	$2,275,000	0.450%	$3,375,000
Proceeds, before expenses, to the Company	99.875%	$1,098,625,000	99.583%	$647,289,500	99.139%	$743,542,500

(1) Plus accrued interest, if any, from February 13, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about February 13, 2020.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Credit Agricole CIB	J.P. Morgan	Mizuho Securities

Co-Managers

Bradesco BBI

CastleOak Securities, L.P.
CIBC Capital Markets
Lloyds Securities
R. Seelaus & Co., LLC
RBC Capital Markets
SOCIETE GENERALE

The date of this pricing supplement is February 10, 2020.

We have not, and the underwriters have not, authorized any person to provide you any information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (“SFA”) - The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

IMPORTANT - EEA AND U.K. RETAIL INVESTORS - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPS Regulation. This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Directive.

Prospectus Supplement

Forward-Looking Statements	S-1
Risk Factors	S-3
Description of the Notes	S-9
Use of Proceeds	S-33
Ratio of Earnings to Fixed Charges	S-33
United States Federal Taxation	S-34
Plan of Distribution (Conflicts of Interest)	S-49
Validity of the Notes	S-54

Prospectus

About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Incorporation of Information Filed with the SEC	1
Forward-Looking Statements	2
Toyota Motor Credit Corporation	3
Description of Debt Securities	3
Legal Matters	10
Experts	10

In this pricing supplement, the “Company,” “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the Notes offered under this pricing supplement. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the accompanying prospectus supplement shall have the meanings assigned to them in the accompanying prospectus supplement.

RISK FACTORS

       Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” starting on page S-3 of the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, as well as the other information contained or incorporated by reference in this pricing supplement or the accompanying prospectus or prospectus supplement, before investing in the Notes.

The 2030 Fixed Rate Notes may not be suitable for the specific investment criteria of an investor

We intend to use the proceeds for the 2030 Fixed Rate Notes for specific green projects. No joint book-running manager or co-manager is responsible for assessing or verifying whether or not the specified green projects meet the prescribed eligibility criteria or for the monitoring of the use of proceeds. Prospective investors must determine for themselves the relevance of the information in this pricing supplement and the accompanying prospectus and prospectus supplement for the purpose of any investment in the 2030 Fixed Rate Notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any joint book-running manager or co-manager that the use of such proceeds will satisfy, whether in whole or in part, any present or future investor expectations or requirements as regards to any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, any specified green projects. Furthermore, there is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to which precise attributes are required for a particular project to be defined as “green” or “sustainable”, and therefore no assurance can be provided to potential investors that the use of proceeds specified in this pricing supplement will meet an investor’s expectations regarding environmental performance and/or sustainability performance or continue to meet the relevant eligibility criteria.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) which may be made available in connection with the issue of the 2030 Fixed Rate Notes and, in particular, with any specified green projects to fulfill any environmental, sustainability, social and/or other criteria. For the avoidance of doubt, any such opinion or certification is not, nor shall be deemed to be, incorporated in and/or form part of this pricing supplement or the accompanying prospectus or prospectus supplement. Any such opinion or certification is not, nor should be deemed to be, a recommendation by us or any other person to buy, sell or hold the 2030 Fixed Rate Notes. Any such opinion or certification is only current as of the date that opinion was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the 2030 Fixed Rate Notes.

We do not intend to apply to list the 2030 Fixed Rate Notes on any securities exchange or include the 2030 Fixed Rate Notes in any automated quotation system. However, in the event that the 2030 Fixed Rate Notes are listed or admitted to trading on any dedicated “green”, “environmental”, “sustainable” or other equivalently-labelled segment of any stock exchange or securities market (whether or not regulated), or are included in any dedicated “green”, “environmental”, “sustainable” or other equivalently-labelled index or indices, no representation or assurance is given by us, the joint book-running managers, co-managers or any other person that such listing or admission, or inclusion in such index or indices, satisfies, whether in whole or in part, any present or future investor expectations or requirements as regards any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, any specified green projects. Furthermore, it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange or securities market to another and also the criteria for inclusion in such index or indices may vary from one index to another. Nor is any representation or assurance given or made by us, the joint book-running managers, the co-managers or any other person that any such listing or admission to trading, or inclusion in any such index or indices, will be obtained in respect of the 2030 Fixed Rate Notes or, if obtained, that any such listing or admission to trading, or inclusion in such index or indices, will be maintained during the life of the 2030 Fixed Rate Notes.

Although we agree to certain allocation and impact reporting and to apply the net proceeds of the 2030 Fixed Rate Notes to green projects as specified in this pricing supplement, it would not constitute an event of default under the 2030 Fixed Rate Notes as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus if (i) we were to fail to comply with such reporting obligations or were to fail to use the proceeds in the manner specified in this pricing supplement, (ii) any opinion or certification as described above were withdrawn, and/or (iii) in the event that the 2030 Fixed Rate Notes were listed or admitted to trading on any stock exchange or securities market or were included in any index or indices and, subsequently, the 2030 Fixed Rate Notes were no longer listed or admitted to trading on any stock exchange or securities market or were no longer included in any index or indices, as aforesaid. Any failure to use the net proceeds of the 2030 Fixed Rate Notes in connection with specified green projects, and/or any failure to meet, or to continue to meet, the investment requirements of certain environmentally focused and/or sustainability focused investors with respect to the 2030 Fixed Rate Notes may affect the value and/or trading price of the 2030 Fixed Rate Notes, and/or may have consequences for certain investors with portfolio mandates to invest in green assets.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting the underwriting discounts and estimated offering expenses) from the sale of (i) the 2021 Floating Rate Notes will be approximately $1,098.5 million, (ii) the 2025 Fixed Rate Notes will be approximately $647.2 million and (iii) the 2030 Fixed Rate Notes will be approximately $743.4 million.

We intend to use the net proceeds from the sale of the 2021 Floating Rate Notes and the 2025 Fixed Rate Notes for general corporate purposes, including the purchase of earning assets and the retirement of debt. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term obligations.

We intend to use the net proceeds from the sale of the 2030 Fixed Rate Notes to acquire, in whole or in part, new retail installment sales contracts and operating lease contracts financing Eligible Models (as defined below).

Eligible Models

Pursuant to our Green Bond Framework (the “Framework”),“Eligible Models” consist of Toyota or Lexus passenger vehicles from model year 2019 or later, which meet all three of the following eligibility criteria: (i) gasoline-electric hybrids or alternative fuel powertrain vehicles; (ii) minimum highway and city miles per gallon (MPG or MPG equivalent, which represents the number of miles a vehicle can go using a quantity of fuel with the same energy content as a gallon of gasoline) of 40; and (iii) United States Environmental Protection Agency (“EPA”) smog rating of 7 or better (where 10 is the cleanest), as determined by the EPA for the purchase of a vehicle in California.

As of January 2020, the following Toyota and Lexus models are Eligible Models: Avalon Hybrid, Camry Hybrid, Corolla Hybrid, Mirai, Prius, Prius Prime and ES300h.

None of the proceeds of this issue of the 2030 Fixed Rate Notes will be used to refinance existing retail installment sales and/or operating lease contracts that were entered into prior to the Original Issue Date.

Use of Proceeds Reporting

Beginning in April 2020 and until such time as the net proceeds from the sale of the 2030 Fixed Rate Notes have been used in their entirety, we intend to publish monthly use of proceeds reports relating to the net proceeds from the sale of the 2030 Fixed Rate Notes, which are expected to be available on our Investor Relations website. This allocation reporting is expected to include the number and dollar amount of both retail installment sales contracts and operating leases of Eligible Models financed by model; estimated mileage and smog ratings of the qualifying models; the amount of any unallocated proceeds in the segregated account(s); and the proceeds that have been used in accordance with the Framework. Additionally, we intend to engage an independent accounting firm to perform agreed upon procedures with respect to the amounts reported in the use of proceeds reports. Moreover, we intend to prepare a one-time impact report, approximately one year following the Original Issue Date, at which point we expect all proceeds from the sale of the 2030 Fixed Rate Notes to be allocated. Such report, which is expected to be publicly available on our website, will include the quantitative estimate of the lifetime reduction in CO2 emissions achieved by the Eligible Models financed by the 2030 Fixed Rate Notes compared to emissions from the average car in the U.S. Information contained on our website is not, nor shall be deemed to be, incorporated in and/or form part of this pricing supplement or the accompanying prospectus or prospectus supplement.

Net proceeds from this offering of the 2030 Fixed Rate Notes will initially be deposited by us into one or more segregated accounts and will be managed by our treasury team. Pending allocation, proceeds from the sale of the 2030 Fixed Rate Notes may be invested in money market instruments until applied to new retail installment sales contracts and operating lease contracts financing Eligible Models. Investment income earned on amounts on deposit in such account(s) will be distributed to us.

DESCRIPTION OF THE NOTES

General

We provide information to you about the Notes in three separate documents:

•	this pricing supplement which specifically describes the Notes being offered;

•	the accompanying prospectus supplement which describes the Company’s Medium-Term Notes, Series B; and

•	the accompanying prospectus which describes generally the debt securities of the Company.

This description supplements, and, to the extent inconsistent, supersedes, the description of the general terms and provisions of the debt securities found in the accompanying prospectus and the Company’s Medium-Term Notes, Series B described in the accompanying prospectus supplement.

Terms of the Notes

The Notes:

•	will be our unsecured general obligations,

•	will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,

•	will be considered part of the same series of notes as any of our other Medium-Term Notes, Series B previously issued or issued in the future,

•	will not be subject to mandatory redemption or repayment at your option,

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount, and

•	will be denominated in U.S. dollars.

The 2021 Floating Rate Notes

The following description is a summary of certain provisions of the 2021 Floating Rate Notes:

Principal Amount: $1,100,000,000

Trade Date: February 10, 2020

Original Issue Date: February 13, 2020

Stated Maturity Date: August 13, 2021

Interest Calculation: Regular Floating Rate Note

Interest Rate Basis: LIBOR

Designated LIBOR Page: Reuters

Index Maturity: 3 months

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on February 11, 2020 plus the Floating Rate Spread, accruing from February 13, 2020

Initial Interest Reset Date: February 13, 2020

Interest Reset Dates: Each Interest Payment Date

Interest Reset Period: Quarterly

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date.

Interest Payment Dates: Each February 13, May 13, August 13 and November 13, beginning on May 13, 2020 and ending on the Stated Maturity Date

Floating Rate Spread: +0.125%

Minimum Interest Rate: 0.000%

Index Currency: U.S. Dollars

Day Count Convention: Actual/360

Business Day Convention: Modified Following, adjusted

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN: 89236TGS8 / US89236TGS87

The 2025 Fixed Rate Notes

The following description is a summary of certain provisions of the 2025 Fixed Rate Notes:

Principal Amount: $650,000,000

Trade Date: February 10, 2020

Original Issue Date: February 13, 2020

Stated Maturity Date: February 13, 2025

Interest: 1.800% per annum from February 13, 2020

Interest Payment Dates: Each February 13 and August 13, beginning on August 13, 2020 and ending on the maturity date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

CUSIP / ISIN: 89236TGT6 / US89236TGT60

The 2030 Fixed Rate Notes

The following description is a summary of certain provisions of the 2030 Fixed Rate Notes:

Principal Amount: $750,000,000

Trade Date: February 10, 2020

Original Issue Date: February 13, 2020

Stated Maturity Date: February 13, 2030

Interest: 2.150% per annum from February 13, 2020

Interest Payment Dates: Each February 13 and August 13, beginning on August 13, 2020 and ending on the maturity date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

CUSIP / ISIN: 89236TGU3 / US89236TGU34

Optional Redemption

The 2021 Floating Rate Notes are not subject to optional redemption.

The 2025 Fixed Rate Notes and the 2030 Fixed Rate Notes will be redeemable before their maturity, in whole or in part, at our option at any time, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points in the case of the 2025 Fixed Rate Notes and 10 basis points in the case of the 2030 Fixed Rate Notes, plus in each case accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means, with respect to the Notes to be redeemed, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Calculation Agent after consultation with us.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., Citigroup Global Markets Inc., a primary U.S. Government securities dealer selected by Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, or their respective affiliates; provided, however, that if any of the foregoing or their affiliates cease to be a primary U.S. Government securities dealer in the United States, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional notes having the same ranking, interest rate, interest rate basis, number of basis points to be added to or subtracted from the related interest rate basis, maturity and other terms as a particular tranche of the Notes, as applicable, except for (1) the issue date, (2) the issue price and (3) the first interest payment date. Additional notes will be considered part of the same series of notes as the Notes and any of our other Medium-Term Notes, Series B previously issued or issued in the future. We also may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional debt securities under the indenture ranking equally with the Notes and our other Medium-Term Notes, Series B.

Book-Entry Notes and Form

Each tranche of the Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository discontinues providing its services as depository with respect to the Global Notes at any time and a successor depository is not obtained or unless we so determine in our sole discretion. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

Settlement Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required by virtue of the fact that the Notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department in December 2018 indicate an intent to eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

UNDERWRITING

Under the terms and subject to the conditions set forth in a terms agreement dated February 10, 2020 (the “Terms Agreement”), between us and the underwriters named below (the “Underwriters”), incorporating the terms of a distribution agreement dated as of January 25, 2018, between us and the agents named in the accompanying prospectus supplement (the “Distribution Agreement”), we have agreed to sell to the Underwriters, and the Underwriters have severally and not jointly agreed to purchase, as principals, the respective principal amounts of the Notes set forth below opposite their names.

Underwriter	Principal Amount of the 2021 Floating Rate Notes	Principal Amount of the 2025 Fixed Rate Notes	Principal Amount of the 2030 Fixed Rate Notes
BNP Paribas Securities Corp.	$176,000,000	$104,000,000	$120,000,000
Citigroup Global Markets Inc.	176,000,000	104,000,000	120,000,000
Credit Agricole Securities (USA) Inc.	176,000,000	104,000,000	120,000,000
J.P. Morgan Securities LLC	176,000,000	104,000,000	120,000,000
Mizuho Securities USA LLC	176,000,000	104,000,000	120,000,000
CIBC World Markets Corp.	44,000,000	26,000,000	30,000,000
Lloyds Securities Inc.	44,000,000	26,000,000	30,000,000
RBC Capital Markets, LLC	44,000,000	26,000,000	30,000,000
SG Americas Securities, LLC	44,000,000	26,000,000	30,000,000
Banco Bradesco BBI S.A.	22,000,000	13,000,000	15,000,000
CastleOak Securities, L.P.	11,000,000	6,500,000	7,500,000
R. Seelaus & Co., LLC	11,000,000	6,500,000	7,500,000
Total	$1,100,000,000	$650,000,000	$750,000,000

The Notes will not have an established trading market when issued. The Underwriters may from time to time make a market in the Notes but are not obligated to do so and may cease at any time. Neither we nor the Underwriters can assure you that any trading market for the Notes will be liquid.

The Notes sold by the Underwriters to the public will initially be offered at the applicable public offering prices set forth on the cover page of this pricing supplement. Any Notes sold by the Underwriters to dealers may be sold at the applicable public offering prices less a concession not to exceed (i) 0.075% of the principal amount of the 2021 Floating Rate Notes, (ii) 0.200% of the principal amount of the 2025 Fixed Rate Notes and (iii) 0.300% of the principal amount of the 2030 Fixed Rate Notes. The Underwriters may allow, and dealers may reallow, a concession not to exceed (i) 0.050% of the principal amount of the 2021 Floating Rate Notes, (ii) 0.150% of the principal amount of the 2025 Fixed Rate Notes and (iii) 0.200% of the principal amount of the 2030 Fixed Rate Notes. After the initial offering of the Notes to the public, J.P. Morgan Securities LLC, on behalf of the Underwriters, may change the public offering prices and concessions of the Notes. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In connection with the offering, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, on behalf of the Underwriters, are permitted to engage in certain transactions that stabilize the prices of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes. If the Underwriters create a short position in the Notes in connection with the offering by selling more Notes than they have purchased from us, then the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the prices of the Notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

We may enter into hedging transactions in connection with the issuance of the Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, any of the Underwriters or an affiliate of that Underwriter. The applicable Underwriter and its affiliates may receive compensation, trading gain or other benefits in connection with these hedging transactions and the hedging transactions described below.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, investment banking, commercial banking and other services for the issuer in the ordinary course of business, for which they received or will receive in the future customary fees and commissions.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. A typical hedging strategy would include these Underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or those of our affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the Notes in the United States. Banco Bradesco BBI S.A. is not a broker-dealer registered with the Securities and Exchange Commission, and therefore may not make sales of any Notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of these liabilities. We have also agreed to reimburse each of the Underwriters for certain expenses.

Selling Restrictions

Each of the Underwriters has severally agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan.

Each Underwriter represents, warrants and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“U.K.”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Directive.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and the related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated November 21, 2019 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2019.